Exhibit 5.1

May 25, 2016

Memorial Production Partners LP

500 Dallas Street

Suite 1600

Houston, TX 77002

Re:	Memorial Production Partners LP

Registration Statement on Form S-3

(File No. 333-199312)

Ladies and Gentlemen:

We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-199312) (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Partnership of common units representing limited partner interests in the Partnership (the “Common Units”), and (ii) the preparation of a prospectus supplement, dated the date hereof (the “Prospectus Supplement”), which supplements the Base Prospectus in connection with the offering and sale by the Partnership of Common Units having an aggregate offering price of up to $60,000,000 (the “Units”), pursuant to the terms of an equity distribution agreement (the “Equity Distribution Agreement”), dated May 25, 2016 between the Partnership, Memorial Production Partners GP LLC and Memorial Production Operating LLC and UBS Securities LLC and FBR Capital Markets & Co., as managers. Capitalized terms not defined herein shall have the meanings ascribed to them in the Equity Distribution Agreement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership or its general partner, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the Units will be issued and sold pursuant to the Registration Statement in such manner as relates to and is described in the Prospectus Supplement and in accordance with the terms of the Equity Distribution Agreement; and (ii) upon sale and delivery, the certificates for the Units will conform to the specimen thereof included as an exhibit to the partnership

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Memorial Production Partners LP

May 25, 2016

agreement of the Partnership filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Units or, if uncertificated, valid book-entry notations for the issuance of the Units in uncertificated form will have been duly made in the register of Common Units. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Units have been issued and delivered in accordance with the Equity Distribution Agreement against payment in full of the consideration payable therefor as determined in accordance with the partnership agreement of the Partnership by the Board of Directors of the general partner of the Partnership or a duly authorized committee thereof and as contemplated by the Equity Distribution Agreement, the Units will have been duly authorized and validly issued, and holders of the Units will have no obligation to make any further payments to the Partnership for the issuance of the Units or contributions to the Partnership solely by reason of their ownership of the Units, except for their obligations to repay any funds wrongfully distributed to them.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We express no opinion as to the laws of any jurisdiction other than the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”). As used herein, the term “Delaware LP Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Memorial Production Partners LP

May 25, 2016

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP